UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

 HF FOODS GROUP INC
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other
than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 28, 2023

Dear Stockholder:

You are cordially invited to attend the combined 2022 and 2023 Annual Meeting of Stockholders of HF Foods Group Inc., on Thursday, June 1, 2023, at 12:00 p.m., Eastern Time. NOTICE IS HEREBY GIVEN that the Board of Directors has determined to convene and conduct the Annual Meeting in a virtual meeting format only at www.virtualshareholdermeeting.com/hffg2023. We are pleased to utilize the virtual meeting format to provide ready access and cost savings for our shareholders and the Company. The virtual meeting format allows attendance from any location in the world. Please see the further instructions in this Proxy Statement. Stockholders will NOT be able to attend the annual meeting in-person.

The Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages describe the matters to be presented at the meeting.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting. Accordingly, please exercise your right to vote by signing, dating and returning your proxy card in the enclosed envelope or voting by internet as described in the Proxy Statement. Your shares will be voted in accordance with the instructions you have given in your proxy.

Our Board of Directors and management look forward to seeing you at the meeting. Thank you for your continued support.

Sincerely yours,

/s/ Russell T. Libby
Russell T. Libby
Chairman of the Board

/s/ Xiao Mou Zhang
Xiao Mou Zhang
Chief Executive Officer

HF Foods Group Inc.
6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON June 1, 2023
To Our Stockholders:

The Annual Meeting of Stockholders of HF Foods Group Inc., a Delaware corporation (the “Company”), will be held virtually on Thursday, June 1, 2023, at 12:00 p.m., Eastern Time, for the following purposes:

1.    To elect five members of the Board of Directors to serve until the 2024 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their respective deaths, resignations or removals;

2.    To ratify the selection of BDO USA, LLP. as the Company’s independent registered public accounting firm for the year ending December 31, 2023;

3.    To consider a non-binding advisory vote on compensation of our named executive officers; and

4.    To transact such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof.

The Annual Meeting of Stockholders will be held virtually at www.virtualshareholdermeeting.com/hffg2023. You will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/hffg2023. Please see the further instructions in this Proxy Statement. Stockholders will NOT be able to attend the annual meeting in-person.

All stockholders are invited to electronically attend the meeting. Holders of record of the Company’s common stock at the close of business on April 6, 2023, are entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

/s/ Russell T. Libby
Russell T. Libby
Chairman of the Board

/s/ Xiao Mou Zhang
Xiao Mou Zhang
Chief Executive Officer

Las Vegas, NV
April 28, 2023

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	4
PRINCIPAL STOCKHOLDERS	4
PROPOSAL 1: ELECTION OF DIRECTORS	6
CORPORATE GOVERNANCE	9
CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS	13
EXECUTIVE COMPENSATION	18
DIRECTOR COMPENSATION	24
EQUITY COMPENSATION PLAN INFORMATION	27
PROPOSAL 2: RATIFICATION OF THE SELECTION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023	28
REPORT OF THE AUDIT COMMITTEE	30
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	31
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	32
STOCKHOLDER PROPOSALS	32
STOCKHOLDER COMMUNICATIONS	33
OTHER MATTERS	33
ANNUAL REPORT ON FORM 10-K	33
WHERE YOU CAN FIND MORE INFORMATION	34
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HF Foods Group Inc.
6325 South Rainbow Boulevard Suite 420
Las Vegas, NV 89118

PROXY STATEMENT
Combined 2022 and 2023 Annual Meeting of Stockholders

The enclosed proxy is solicited by the Board of Directors of HF Foods Group Inc. (the “Company,”, “HF Group”, “we” or “us”) for use at the combined 2022 and 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on Thursday, June 1, 2023, at 12:00 p.m., Eastern Time, and at any continuation, adjournment or postponement thereof.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who Can Attend and Vote

Only holders of our common stock of record at the close of business on April 6, 2023, the record date, are entitled to notice of and to vote at the Annual Meeting, and at any continuation(s), postponement(s) or adjournment(s) thereof. As of the record date, 53,844,492 shares of our common stock, par value $.0001 per share (“common stock”), were issued and outstanding. Holders of our common stock are entitled to one vote per share for each proposal presented at the Annual Meeting. The common stock does not have cumulative voting rights.

How do I Participate in the Annual Meeting

To participate in the virtual Annual Meeting, go to www.virtualshareholdermeeting.com/hffg2023.

If you are a stockholder of record as of April 6, 2023, the record date for the Annual Meeting, you should click on “I have a login,” enter the control number found on your proxy card or Notice of Internet Availability of Proxy Materials you previously received, and enter the password “hffg2023!” (the password is case sensitive).

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote during the virtual Annual Meeting by (a) visiting www.voteproxy.com and following the on-screen instructions (have your proxy card or Notice of Internet Availability of Proxy Materials available when you access the webpage), or (b) calling toll-free 1-800-PROXIES (1-800-776-9437) in the U.S. or 1-718-921-8500 from foreign countries from any touch-tone phone and following the instructions (have your proxy card or Notice of Internet Availability of Proxy Materials available when you call). You may also vote by completing and returning the proxy card in the enclosed envelope.

If your shares are held in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet voting will also be offered to stockholders owning shares through most banks and brokers.

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Applicable stock exchange rules restrict when brokers who are record holders of shares may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. Brokers are not permitted to vote on non-discretionary items such as director elections, executive compensation, and other significant matters absent instructions from the beneficial owner. As a result, if you are a street name stockholder, and you do not give voting instructions, the holder of record will not be permitted to vote your shares with respect to Proposal No. 1—Election of Directors or Proposal No. 3—Advisory Vote on Executive Compensation, and your shares will be considered “broker non-votes” with respect to these proposals. Although any broker non-votes would be counted as present at the Annual Meeting for purposes of determining a quorum, they will be treated as not entitled to vote with respect to each of Proposal Nos. 1 and 3. If you are a street name stockholder, and you do not give voting instructions, the record holder will be entitled to vote your shares with respect to Proposal No. 2—Ratification of the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for the Year Ending December 31, 2023 in its discretion.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the internet should understand that there may be costs associated with electronic access. These charges include usage charges from internet access providers. The stockholder will bear the cost of these charges.

Procedural Matters

If you are a registered stockholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•By Internet. You may submit a proxy electronically by visiting www.voteproxy.com and following the on-screen instructions (have your proxy card or Notice of Internet Availability of Proxy Materials available when you access the webpage).

•By Mail. You may submit a proxy by signing, dating and returning your proxy card in the provided pre-addressed envelope in accordance with the enclosed instructions. We encourage you to sign and return the proxy or voter instruction card even if you plan to attend the Annual Meeting so that your shares will be voted even if you are unable to attend.

•By Phone. You may call toll-free 1-800-PROXIES (1-800-776-9437) in the U.S. or 1-718-921-8500 from foreign countries from any touch-tone phone and follow the instructions (have your proxy card or Notice of Internet Availability of Proxy Materials available when you call).

If your shares are held in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet voting will also be offered to stockholders owning shares through most banks and brokers.

Quorum

The presence at the Annual Meeting in person, virtually or by proxy of holders of a majority of our common stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Required Vote, Abstentions and Broker Non-Votes

Only stockholders of record at the close of business on April 6, 2023 have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

•Directors will be elected by a majority of shares present or represented at the meeting in person or by proxy and entitled to vote on this matter. For each director nominee, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as a vote against the applicable director nominee in Proposal No. 1, and broker non-votes will have no effect on Proposal No. 1.

•Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present in person, virtually or represented by proxy at the Annual Meeting and entitled to vote on this matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of BDO USA, LLP as our independent registered public accounting firm. Abstentions will have the same effect as a vote against Proposal No. 2. We do not expect any broker non-votes in connection with respect to Proposal No. 2.

•Approval, on an advisory basis, of our executive compensation will require the affirmative vote of a majority of the shares present in person, virtually or represented by proxy at the Annual Meeting and entitled to vote on this matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve, on an advisory basis, our executive compensation. Abstentions will have the same effect as a vote against Proposal No. 3 and broker non-votes will have no effect on Proposal No. 3.

An “ABSTAIN” vote represents a stockholder’s affirmative choice to decline to vote on a proposal. Given the requirement in our bylaws that a majority of the shares present in person, virtually or represented by proxy at the Annual Meeting and entitled to vote on a proposal vote in favor of such proposal, an abstention on any proposal will have the same effect as a vote against that proposal.

Generally, “broker non-votes” occur when shares held by a broker in street name for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, without instructions from the beneficial owner of those shares. As a result, we do not expect any broker non-votes in connection with the ratification of our independent registered public accounting firm. However, a broker is not entitled to vote shares held for a beneficial owner on proposals such as director elections, executive compensation, and other significant matters absent instructions from the beneficial owner. Accordingly, while broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting, broker non-votes will not be treated as shares entitled to vote on any such non-routine proposal and therefor will have no effect on the outcome of such proposal.

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are as follows:

•FOR the election of the five persons named in this proxy statement as the board’s nominees for election as directors;

•FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2023;

•FOR the approval, on an advisory basis, of our executive compensation;

•FOR approval of authority to transact such other business as may properly come before the Annual Meeting.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy, and it is the intention of the persons named on the proxy to vote the shares represented thereby on those matters in accordance with their best judgment. The board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

How to Revoke Your Proxy

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote by telephone or internet. The mere presence at the Annual Meeting of the person appointing a proxy does not, however, revoke the appointment. If your shares are held in “street name” through a bank, broker or other nominee, any changes need to be made through them. Your last vote will be the vote that is counted.

Expenses of Solicitation

We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, proxy statement and the related materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our headquarters located at 6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118 beginning May 22, 2023, ten days prior to the Annual Meeting of Stockholders, during normal business hours for examination by any stockholder registered on our stock ledger as of the record date for any purpose germane to the Annual Meeting.

Householding/Delivery of Documents to Stockholders

The Securities and Exchange Commission (“SEC”) rules permit registrants to adopt a procedure called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one set of proxy materials, unless one or more of these stockholders notifies the registrant that they wish to continue receiving individual sets. This procedure reduces printing costs and postage fees incurred by the registrant.

We have not adopted this householding procedure with respect to our record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of our common stock. If your family has multiple accounts by which you hold common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the proxy materials, or wish to revoke your decision to household, and thereby receive multiple sets. Those options are available to you at any time.

Beginning on or around April 28, 2023, we will mail to our stockholders our Annual Report on Form 10-K for the year ended December 31, 2022, which includes our audited consolidated financial statements, together with these proxy materials.

PRINCIPAL STOCKHOLDERS

Common Stock

The following table sets forth, as of April 6, 2023, information with respect to the securities holdings of all persons that we, pursuant to filings with the SEC and our stock transfer records, have reason to believe may be deemed the beneficial owner of more than 5% of our common stock. The following table also sets forth, as of such date, the beneficial ownership of our common stock by all of our current officers and directors, both individually and as a group.

The beneficial owners and amount of securities beneficially owned have been determined in accordance with Rule 13d-3 under the Exchange Act and, in accordance therewith, include all shares of our common stock that may be acquired by such beneficial owners within 60 days of April 6, 2023 upon the exercise or conversion of any options, warrants or other convertible securities. This table has been prepared based on 53,844,492 shares of common stock outstanding as of April 6, 2023.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Xiao Mou Zhang (2)	2,682,415	5%
Xi Lin (3)	58,271	*
Carlos Rodriguez (4)	26,965	*
Christine Chang (5)	27,884	*
Hong Wang (6)	21,413	*
Russell T. Libby (7)	34,076	*
Valerie Chase (8)	11,742	*
Prudence Kuai	—	—%
All directors and executives officers as a group (8 individuals)	2,862,766	5%
Five Percent Holders:
Zhou Min Ni (9)(10)(11)	5,568,975	10%
Irrevocable Trust for Raymond Ni (10)	5,591,553	10%
*Less than one percent.

(1)Unless otherwise indicated, the address of each person listed below is c/o HF Foods Group Inc., 6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118.
(2)Includes (i) 2,575,083 shares of Class A Common Stock and (ii) 46,661 shares of Class A Common Stock earned as compensation under the 2018 Plan and (iii) 31,316 shares underlying performance restricted stock units that are scheduled to vest within 60 days of April 6, 2023 and (iv) 29,355 shares underlying restricted stock units that are scheduled to vest within 60 days of April 6, 2023. Excludes 116,736 restricted stock units that have not yet vested and do not carry any voting or dividend rights until vested. Also excludes 91,644 performance restricted stock units that have not yet vested and do not carry any voting or dividend rights until vested.
(3)Includes (i) 9,671 shares of Class A Common Stock earned as compensation under the 2018 Plan and (ii) 15,658 shares underlying performance restricted stock units that are scheduled to vest within 60 days of April 6, 2023 and (iii) 32,942 shares underlying restricted stock units that are scheduled to vest within 60 days of April 6, 2023. Excludes 42,400 restricted stock units that have not yet vested and do not carry any voting or dividend rights until vested. Also excludes 31,315 performance restricted stock units that have not yet vested and do not carry any voting or dividend rights until vested.
(4)Includes (i) 13,918 shares underlying performance restricted stock units that are scheduled to vest within 60 days of April 6, 2023 and (ii) 13,047 shares underlying restricted stock units that are scheduled to vest within 60 days of April 6, 2023. Excludes 26,092 restricted stock units that have not yet vested and do not carry any voting or dividend rights until vested. Also excludes 27,836 performance restricted stock units that have not yet vested and do not carry any voting or dividend rights until vested.
(5)Includes (i) 10,188 shares of Class A Common Stock earned as compensation under the 2018 Plan and (ii) 9,134 shares underlying performance restricted stock units that are scheduled to vest within 60 days of April 6, 2023 and (iii) 8,562 shares underlying restricted stock units that are scheduled to vest within 60 days of April 6, 2023. Excludes 31,081 restricted stock units that have not yet vested and do not carry any voting or dividend rights until vested. Also excludes 25,245 performance restricted stock units that have not yet vested and do not carry any voting or dividend rights until vested.
(6)Includes (i) 9,671 shares of Class A Common Stock earned as compensation under the 2018 Plan and (ii) 11,742 shares underlying restricted stock units that are scheduled to vest within 60 days of April 6, 2023.

(7)Includes (i) 14,507 shares of Class A Common Stock earned as compensation under the 2018 Plan and (ii) 19,569 shares underlying restricted stock units that are scheduled to vest within 60 days of April 6, 2023.
(8)Includes 11,742 shares underlying restricted stock units that are scheduled to vest within 60 days of April 6, 2023.
(9)The information regarding the 5,568,975 shares beneficially owned by Zhou Min Ni is based on a Schedule 13D/A filed with the SEC by Zhou Min Ni on October 22, 2020 (the “Zhou Min Ni Schedule 13D”) and a Form 4 filed with the SEC by Zhou Min Ni on July 12, 2021 (the “Zhou Min Ni Form 4”). As disclosed in the Zhou Min Ni Schedule 13D, Zhou Min Ni personally owns 5,553,096 shares and as disclosed in the Zhou Min Ni Form 4, Zhou Min Ni’s spouse owns 15,879 shares. The business address for Zhou Min Ni is 810 Northern Shore Point, Greensboro, NC 27455.
(10)The information regarding the shares beneficially owned by the Irrevocable Trust for Raymond Ni (the “Raymond Ni Trust”) is based on a Schedule 13D/A filed with the SEC by the Raymond Ni Trust on August 31, 2018 (the “Raymond Ni Trust Schedule 13D)”. Raymond Ni is Zhou Min Ni’s son. As disclosed in the Raymond Ni Trust Schedule 13D, Jian Ming Ni is the trustee for the Raymond Ni Trust and the Raymond Ni Trust has voting and dispositive power over the shares held by the Raymond Ni Trust. In the Zhou Min Ni Form 4, Zhou Min Ni disclaimed beneficial ownership over the shares held by the Raymond Ni Trust. The business address for the Raymond Ni Trust is 810 Northern Shore Point, Greensboro, NC 27455.
(11)According to the Zhou Min Ni Form 4, trusts established by Zhou Min Ni for the benefit of his daughters, Amanda Ni, Ivy Ni and Tina Ni hold 798,793 shares, 798,793 shares and 683,793 shares respectively and 2,281,379 shares in the aggregate. In the Zhou Min Ni Form 4, Zhou Min Ni disclaimed beneficial ownership over the shares owned by the trusts established by him for the benefit of Amanda, Ivy and Tina Ni. The business address for each of the Amanda, Ivy and Tina Ni trusts is 810 Northern Shore Point, Greensboro, NC 27455.

PROPOSAL 1: ELECTION OF DIRECTORS

Our bylaws provide that the Board of Directors shall consist of one or more members. The exact number of directors shall be fixed by and may be changed from time to time by resolution of the Board of Directors. The Board of Directors adopted a resolution on December 13, 2021, to provide that there shall be a total of five (5) directors, who shall hold office until each such director’s successor is elected and qualified, or until such director’s earlier resignation or removal.

The Nominating Committee of the Board of Directors has unanimously recommended Russell T. Libby, Xiao Mou Zhang, Valerie Chase, Dr. Hong Wang and Prudence Kuai as nominees to our Board of Directors. If elected at the Annual Meeting, each of the nominees would serve until the 2024 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

The nominees have consented to being nominated and have expressed their intention to serve if elected. We have no reason to believe that the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. In the event any of the nominees should become unable to serve, or for good cause will not serve, as a director, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors or the Board of Directors may elect to reduce its size. Only the nominees or substitute nominees designated by the Board of Directors will be eligible to stand for election as directors at the Annual Meeting. There are no arrangements or understandings between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee.

Nominees for Board of Directors

We believe that our Board of Directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe that experience, qualifications, or skills in the following areas are most important: procurement and distribution of food and related products, particularly those used by Chinese restaurants; delivery and logistics; customer service; restaurant industry management; technology and automation; accounting and finance; strategic planning; human resources and development practices; and board practices of other corporations. We believe that our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member below. No director or nominee for director of the Company is also a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

The principal occupation, business experience for at least the past five years, and the age as of April 24, 2023, of each director nominee is included below.

HF Group’s directors and nominees are as follows:

Name	Age	Position
Russell T. Libby	57	Independent Director and Chairman of the Board
Xiao Mou Zhang	50	Director, Chief Executive Officer
Valerie Chase	40	Independent Director
Hong Wang	64	Independent Director
Prudence Kuai	67	Independent Director

Russell T. Libby has served as a director since July 1, 2020, and was elected Chairman of the Board on February 22, 2021. Mr. Libby held numerous positions of increasing responsibility within the leadership of Sysco Corp. from 2007 through 2019, most recently Executive Vice President - Administration and Corporate Secretary. Prior to his career with Sysco, he served as President, COFRA North America, and Vice President - Legal, for Good Energies, Inc., investment advisors to private equity and venture capital funds owned by COFRA Holding A.G., a Swiss international conglomerate. Mr. Libby began his career in 1991 as a corporate associate with Arnall Golden Gregory, LLP, a full-service law firm in Atlanta. In 1995, he joined Liuski International, Inc., a computer distribution and manufacturing company, as General Counsel, Vice President - Human Resources and Secretary. In 1988, he received his Bachelor of Arts degree in International Relations from the University of Virginia in Charlottesville and, in 1991, he earned a J.D. degree from Emory University School of Law in Atlanta. We believe Mr. Libby’s qualifications to sit on our Board of Directors include his knowledge of food distribution management and operations, mergers and acquisitions, business environment, and financial markets.

Xiao Mou Zhang (aka Peter Zhang) has served as Co-Chief Executive Officer and director since November 4, 2019 following the merger between the Company and B&R Global Holdings Inc. ("B&R Global"), and was promoted to sole Chief Executive Officer on February 23, 2021. From 2014 until the merger, he served as Chairman of the Board and a Director of B&R Global that was co-founded by Mr. Zhang and his partners, to consolidate the shareholdings of various operating entities across the Pacific and Mountain States regions. Mr. Zhang has well over 20 years of experience in the food distribution industry with extensive experience in sales, marketing, financing, acquisitions, inventory, logistics and distribution. Under Mr. Zhang’s leadership, B&R Global established a large supplier network and maintained long-term relationships with many major suppliers stemming from business relationships that were built up over the years. We believe Mr. Zhang’s qualifications to sit on our Board of Directors include his extensive knowledge of the food distribution industry, particularly serving Chinese/Asian restaurants, and his over 20 years of management and leadership experience at B&R Global.

Valerie Chase has served as a director since December 15, 2021. Most recently, from 2018 to 2021, Ms. Chase served as the Vice President, Chief Accounting Officer and Controller of Magnolia Oil & Gas Corporation, a Houston based publicly traded oil & gas exploration and production company with market capitalization over $3 billion in 2021. From 2010 to 2018, Ms. Chase served in roles of increasing responsibility with Apache Corporation, a Houston-based, publicly traded oil & gas exploration and production company, culminating in her role as the head of accounting policy and financial controls. Ms. Chase’s experience also includes four years with Ernst & Young LLP, from 2005 to 2009. Ms. Chase holds a Bachelor of Economics degree and a Master of Accounting degree from the University of Michigan in Ann Arbor and is also a Certified Public Accountant in the State of Texas. We believe Ms. Chase’s qualifications to sit on our Board of Directors include her experience in finance, accounting and corporate governance, as well as her expertise in accounting procedures, policies and financial controls.

Hong Wang has served as a director of HF Group since December, 2019. Dr. Wang was previously a member of the Board of Directors of the Company from August 22, 2018 through November 1, 2019. Dr. Wang has served as a Professor of Management Information Systems at North Carolina A&T State University since 2005 and a Visiting Professor at Yunnan University of Finance and Economics in China since June, 2012, Dalian Maritime University in China since June, 2012, and Henan Polytechnic University in China since June, 2015. Dr. Wang has over 30 years of university teaching experience and has taught Management Sciences, Operations Research, Optimization, Business Environment, Management Concepts, Strategic Management, and Engineering Economy, in addition to various Information Systems courses at both graduate and undergraduate levels. Dr. Wang is active in professional and community services. He has served in multiple cities in the U.S. for several terms as President of local Chinese Associations, on various boards, as a principal of Chinese schools, as session chair of academic conferences, and as a journal referee. He also helped several Chinese universities to establish international programs in collaboration with U.S. universities. Dr. Wang received his Ph.D. in Management Information Systems/Decision Sciences from Ohio State University. We believe Dr. Wang’s qualifications to sit on our Board of Directors include his knowledge of management, operations, optimization, business environment, and economic engineering, and his prior effective service as a member of our board.

Prudence Kuai joined as a director in January 2023. Ms. Kuai has most recently served as Chief Information Officer for Akumin/Alliance Imaging Company, a position which she held from July 2018 to February 2022. Prior to this, Ms. Kuai served as Chief Information Officer for Florida Blue from July 2012 to May 2015. Ms. Kuai also sits on the board of a non-for-profit charity Gabriel's House, which is a homeless shelter for women and children based in Oxnard, California. Ms. Kuai is a 25-year veteran of the healthcare industry and a thought leader in applying technological advancements in operational process automation, eCommerce, utilization of artificial intelligence and data analytics. Ms. Kuai received a Master’s degree in Mathematics from the University of Texas, Arlington, and a Bachelor’s degree in Mathematics from National Taiwan University. We believe Ms. Kuai’s qualifications to sit on our Board of Directors include her experience in technology, management systems, cybersecurity and mergers and acquisitions.

Required Vote

Approval of the election of each director nominee requires the affirmative vote of a majority of the shares of common stock present in person, virtually or by proxy at the Annual Meeting and entitled to vote on this proposal. This means that each nominee who receives "For" votes representing a majority of the shares present in person, virtually or represented by proxy at the Annual Meeting and entitled to vote on this proposal will be elected. Accordingly, “Abstain” votes will have the same effect as a vote against the applicable director nominee. Broker non-votes are not treated as entitled to vote on this proposal, and accordingly will have no effect on the outcome of the vote on the proposal.

The Board of Directors unanimously recommends a vote FOR each of the director nominees.

Non-Director Executive Officers

The following sets forth information regarding our non-director executive officers as of April 24, 2023:

Name	Age	Position
Xi Lin	34	Chief Operating Officer
Carlos Rodriguez	49	Chief Financial Officer
Christine Chang	40	General Counsel and Chief Compliance Officer

Xi Lin (aka Felix Lin) has served as Chief Operating Officer since May 1, 2022. Mr. Lin also previously served as an independent director of the Company from November 2019 to April 2022. Mr. Lin worked in a number of positions at Blue Bird Corporation since 2011 until his resignation on April 1, 2022. Prior to his resignation, he was Vice President of Human Resource and External Affairs, with responsibility for human resources, government relations, training and strategic relationships. He also held various other positions within Blue Bird Corporation in the Operations Management Department from 2015 to 2016, the Finance and Accounting Department in 2011 and from 2013 to 2015, and the Business Development Department in 2012. Mr. Lin received his B.A. in Accounting and Finance from the Eugene Stetson School of Business and Economics in Georgia, a Master’s degree in Accountancy from the J. Whitney Bunting College of Business in Georgia, and a Master’s degree in Business Administration from the University of North Carolina at Chapel Hill.

Carlos Rodriguez has served as Chief Financial Officer since August 1, 2022. Mr. Rodriguez brings more than 25 years of finance and accounting experience across various industries, including technology, entertainment, restaurants, and life science. Most recently, Mr. Rodriguez served as Chief Accounting Officer and Vice President Corporate Finance for Generate Life Sciences, Inc., a $300 million high growth company. In that role, he led the Accounting, Finance, Financial Reporting, Treasury/Cash Management, Strategic and Financial Planning, M&A Due Diligence, and other financial responsibilities. Prior to Generate Life Sciences, Mr. Rodriguez served as Vice President of Accounting and Corporate Finance for California Pizza Kitchen, Inc. Mr. Rodriguez holds a Bachelor’s degree in Accounting and a Master’s of Business Administration degree from the University of Southern California and is also a Certified Public Accountant in the State of California.

Christine Chang has served as General Counsel and Chief Compliance Officer since September 8, 2021. Ms. Chang previously served as Vice President - Legal Affairs, Labor Relations and Litigation for Boyd Gaming Corp. From 2014 through August, 2020, she served in various capacities as Corporate Counsel, Litigation, Senior Corporate Counsel, Litigation, and Vice President and Chief Counsel, Litigation, for Caesars Entertainment, Inc. Ms. Chang also served as an associate at the law firm of Dentons LLP, from 2008 to 2013. Ms. Chang holds a Bachelor of Arts in Rhetoric from the University of California Berkeley and a Juris Doctorate from Columbia University.

There are no arrangements or understandings between any executive officer pursuant to which such officer was selected as an executive officer.

CORPORATE GOVERNANCE

Director Independence

As required under the Nasdaq Capital Market listing rules (“Listing Rules”), a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board considered certain relationships between our directors and us when determining each director’s status as an “independent director” under Rule 5605(a)(2) of the Listing Rules. Based upon such definition and SEC regulations, we have determined that Russell T. Libby, Valerie Chase, Dr. Hong Wang and Prudence Kuai are “independent” under the Listing Rules.

Board Leadership Structure and Role in Risk Oversight

Russell T. Libby is the Chairman of our Board of Directors. Our corporate governance guidelines provide that the Board of Directors is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. This responsibility is largely satisfied by our Audit Committee, which is responsible for reviewing and discussing with management and our independent registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities.

Hedging and Pledging Policy

The Company’s insider trading policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. Directors and executive officers may not margin or make any offer to margin any of the Company’s securities as collateral to purchase the Company’s securities or the securities of any other issuer. Directors and executive officers may, however, use the Company’s securities they beneficially own as collateral for a bona fide loan.

Committees of the Board of Directors
Audit Committee
Our Audit Committee is currently comprised of Valerie Chase (Chair), Russell T. Libby, Dr. Hong Wang and Prudence Kuai, all of whom meet the independence standards for purposes of serving on an audit committee under the Listing Rules and the Exchange Act. Our Audit Committee (i) assists the Board of Directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, and corporate policies and controls, (ii) has the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm, and (iii) is responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm has unrestricted access to our Audit Committee. Our Board of Directors has determined that Valerie Chase qualifies as an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Our Audit Committee operates under a written charter that is reviewed annually. The charter is available at https://hffoodsgroup.com. The Audit Committee held seven meetings during the year ended December 31, 2022.

Compensation Committee
Our Compensation Committee is comprised of Dr. Hong Wang (Chair), Valerie Chase, Russell T. Libby and Prudence Kuai, all of whom currently meet the independence standards under the Listing Rules and the Exchange Act. The Compensation Committee’s duties include overseeing our overall compensation philosophy, policies and programs. This includes reviewing and analyzing the design and function of our various compensation components, establishing salaries, incentives and other forms of compensation for officers and non-employee directors, and administering our equity incentive plan. In fulfilling its responsibilities, the Compensation Committee has the authority to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee.

Our Compensation Committee operates under a written charter that is reviewed annually. The charter is available at https://hffoodsgroup.com/committee-composition/. The Compensation Committee held six meetings during the year ended December 31, 2022.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee has ever been an officer or employee of the Company. Aside from Xi Lin, none of the Company’s executive officers serves, or has served, since inception, as a member of the Board of Directors, Compensation Committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of the Company’s directors or on the Company’s Compensation Committee.

Nominating and Governance Committee
Our Nominating and Governance Committee (“Nominating Committee”) is comprised of Russell T. Libby (Chair), Dr. Hong Wang, Valerie Chase and Prudence Kuai, all of whom currently meet the independence standards under the Listing Rules and the Exchange Act. The Nominating Committee's duties include overseeing director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders), and seeking director candidates when vacancies emerge. Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth below under the caption “Stockholder Recommendations for Nominations to the Board of Directors”. Our Nominating Committee operates under a written charter that is reviewed annually. The charter is available at https://hffoodsgroup.com/committee-composition/. The Nominating Committee held three meetings during the year ended December 31, 2022.

Special Transactions Review Committee
Our Special Transactions Review Committee (“Special Transactions Committee”) is comprised of Valerie Chase (Chair), Russell T. Libby, Dr. Hong Wang and Prudence Kuai, all of whom currently meet the independence standards under the Listing Rules and the Exchange Act. The Special Transactions Committee’s duties include evaluating and negotiating transactions in which other directors, members of management or significant shareholders may be interested parties.

Our Special Transactions Committee operates under a written charter that is reviewed annually. The charter is available at https://hffoodsgroup.com/committee-composition/. The Special Transactions Committee held one meeting during the year ended December 31, 2022.
Considerations in Evaluating Director Nominees
In selecting nominees for director, without regard to the source of the recommendation, our Nominating Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating Committee may consider, among other things, the current size and composition of our Board of Directors, the needs of our Board of Directors, and the respective committees of our Board of Directors. Some of the qualifications that may be considered include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, leadership skills, potential conflicts of interest, and other commitments. Director candidates must have sufficient time available, in the judgment of our Nominating Committee, to perform all Board of Director and Committee responsibilities. In addition, our Nominating Committee considers all applicable statutory and regulatory requirements and the requirements of any exchange upon which our common stock is listed or to which it may apply in the foreseeable future.

Although our Board of Directors does not maintain a specific policy with respect to board diversity, we believe that our Board of Directors should be a diverse body, and our Nominating Committee considers a broad range of backgrounds and experiences in reviewing candidates for nomination to the Board of Directors. In making determinations regarding nominations of directors, our Nominating Committee may take into account the benefits of diverse viewpoints and other related factors as it oversees the annual Board of Director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating Committee recommends to our full Board of Directors the director nominees for selection.

Board Diversity Matrix
Recently adopted Nasdaq Rule 5605(f) requires each listed company that has five or fewer board members to have, or explain why it does not have, at least one diverse director on the board. Inasmuch as our current Board of Directors includes a number of diverse directors within the meaning of the Nasdaq Rule, the composition of our Board of Directors is in compliance with the Nasdaq diversity requirement.

The table below highlights certain features of the composition of our Board of Directors as of April 6, 2023:

Total number of directors	5
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	3	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	2	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	1	—	—
Two or more races or ethnicities	—	—	—	—
LGBTQ+	—
Did not disclose demographic background	—
Stockholder Recommendations for Nominations to the Board of Directors

We will consider director candidates recommended by stockholders so long as such recommendations comply with our certificate of incorporation, our bylaws, and applicable laws, rules and regulations, including those promulgated by the SEC. Our Nominating Committee will evaluate such recommendations in accordance with our charter, bylaws, policies and procedures for director candidates, and the regular director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate, evidence of the recommending stockholder’s ownership of our common stock, and written consent from the candidate confirming willingness to serve on our Board of Directors, if elected. Our Nominating Committee has the discretion to decide which individuals to recommend for nomination as directors.

Director Attendance

During 2022, the Board of Directors held six meetings. Each of our directors attended at least 75% of all meetings of the Board of Directors and any committees on which such director was a member.

Although we do not have a specific director attendance policy, directors are encouraged to attend the annual meetings of stockholders.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to our directors, officers and employees. Our Code of Conduct and Ethics is designed to deter wrongdoing and promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications; (iii) compliance with applicable governmental laws, rules, and regulations; (iv) the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and (v) accountability for adherence to the code. We have adopted and maintain a Supplier Code of Conduct that sets forth standards of ethical business conduct and provides guidance applicable to our suppliers, vendors, and other third-party providers of goods and services. Copies of our Code of Conduct and Ethics and our Supplier Code of Conduct are available on our official website at https://hffoodsgroup.com. We intend to disclose any amendments or waivers of the Code of Conduct and Ethics on our website within four business days.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Mr. Xiao Mou Zhang became the sole Chief Executive Officer on February 23, 2021. Mr. Xiao Mou Zhang and certain of his immediate family also have ownership interests in various companies (the “Related Parties”) involved in (i) the distribution of food and related products to restaurants and other retailers and (ii) the supply of fresh food, frozen food, and packaging supplies to distributors.

As disclosed in “Principal Stockholders,” the Company believes that Mr. Zhou Min Ni, the Company’s former Co-Chief Executive Officer, together with various trusts for the benefit of Mr. Ni's four children, are collectively the beneficial owners of approximately 25% of the Company’s outstanding shares of common stock, and he and certain of his immediate family members have ownership interests in various companies (the “Related Parties”) involved in (i) the distribution of food and related products to restaurants and other retailers and (ii) the supply of fresh food, frozen food, and packaging supplies to distributors. Mr. Ni voluntarily resigned from the Board of Directors and as co-Chief Executive Officer effective February 23, 2021. Upon resignation, Mr. Ni personally owned 10.7% of the Company’s outstanding shares of common stock.

The Company purchases products from and sells products to some of these Related Parties which at times also involve making advance payments to, or receiving advance payments from, these Related Parties. Prices paid for these goods are based on the prices published by the particular Related Party. The Company also leased to a Related Party, a warehouse and distribution facility near Savannah, Georgia, which promotes a relationship that helps the Company source a reliable supply of fresh and frozen seafood. The Company also leases from a Related Party its warehouse and distribution facility in Atlanta, Georgia, which enables the Company’s operations in that market. The Company has also made loans to certain Related Parties.

The Company makes regular purchases from and sales to various related parties. Related party affiliations were attributed to transactions conducted between the Company and those business entities partially or wholly owned by Company officers. Management believes that the prices paid to these Related Parties as well as the level of service, reliability, delivery terms, and historical performance of these Related Parties are substantially equivalent to, or more advantageous than, prices and terms the Company would receive in arm’s length transactions from third parties that have no relationship with the Company and are capable of providing the same level of service. The related party affiliations, including the bona fides and fairness of certain transactions with related parties, are among the issues that were scrutinized as part of an internal investigation that has now concluded.

North Carolina Good Taste Noodle, Inc. (“NC Noodle”) is a related party due to Mr. Jian Ming Ni's, a former Chief Financial Officer of the Company, continued ownership interest in NC Noodle.

The related party transactions as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 are identified as follows:

Related Party Sales, Purchases, and Lease Agreements

Purchases

Below is a summary of purchases of goods and services from related parties recorded for the years ended December 31, 2022 and 2021, respectively:

			Year Ended December 31,
	(In thousands)	Nature	2022	2021
(a)	Best Food Services, LLC	Trade	$10,514	$8,341
(c)	Eagle Food Services, LLC	Trade	—	4
(b)	Eastern Fresh NJ, LLC	Trade	1,093	5,509
(b)	Enson Group, Inc. (formerly as Enson Group, LLC)	Trade	—	128
(d)	First Choice Seafood, Inc.	Trade	134	322
(d)	Fujian RongFeng Plastic Co., Ltd	Trade	372	3,108
(b)	Hanfeng Information Technology (Jinhua), Inc.	Service	—	122
(b)	N&F Logistics, Inc.	Trade	—	3
(e)	North Carolina Good Taste Noodle, Inc.	Trade	7,227	5,520
(b)	Ocean Pacific Seafood Group, Inc.	Trade	589	452
(f)	Revolution Industry, LLC	Trade	—	190
(b)	UGO USA, Inc.	Trade	—	212
	Other	Trade	332	133
	Total		$20,261	$24,044
_______________
(a)Mr. Zhang previously owned an equity interest in this entity indirectly through its parent company as of October 31, 2020. This equity interest was transferred to three Irrevocable Trusts for the benefit of Mr. Zhang's children effective November 1, 2020.
(b)Mr. Ni owns an equity interest in this entity.
(c)Tina Ni, one of Mr. Ni’s family members, owns an equity interest in this entity indirectly through its parent company.
(d)Mr. Ni owns an equity interest in this entity indirectly through its parent company.
(e)Mr. Jian Ming Ni, former Chief Financial Officer owns an equity interest in this entity. Mr. Zhou Min Ni previously owned an equity in this entity as of 12/31/2019. The Company has been informed by Mr. Zhou Min Ni that his equity interest was disposed of on 1/1/2020.
(f)Raymond Ni, one of Mr. Ni’s family members, owned an equity interest in this entity. On February 25, 2021, the Company executed an asset purchase agreement to acquire the machinery and equipment of Revolution Industry, LLC ("RIL"). The Company acquired substantially all of the operating assets used or held for use in such business operation for the amount of $250,000 plus the original wholesale purchase value of all verified, useable cabbage and egg roll mix inventory of RIL. Advances due from RIL at the time of transaction were an offset to the purchase price paid to RIL. Going forward, the Company has taken the egg roll production business in house and ceased its vendor relationship with RIL.

Services rendered by Hanfeng Information Technology (Jinhua), Inc. relate to outsourced sales call center services. Fees for services are based on a percentage of sales generated as defined in the agreement.

Sales

Below is a summary of sales to related parties recorded for the years ended December 31, 2022 and 2021, respectively:

		Year Ended December 31,
	(In thousands)	2022	2021
(a)	ABC Food Trading, LLC	$3,949	$2,642
(b)	Asahi Food, Inc.	639	704
(c)	Best Food Services, LLC	1,285	792
(d)	Eagle Food Service, LLC	879	2,864
(e)	Eastern Fresh NJ, LLC	—	155
(e)	Enson Group, Inc. (formerly as Enson Group, LLC)	—	101
(e)	Enson Seafood GA, Inc. (formerly as GA-GW Seafood, Inc.)	—	573
(f)	First Choice Seafood, Inc.	35	99
(f)	Fortune One Foods, Inc.	115	418
(e)	Heng Feng Food Services, Inc.	—	163
(e)	N&F Logistics, Inc.	40	531
	Others	—	13
	Total	$6,942	$9,055
_______________
(a)Mr. Zhang previously owned an equity interest in this entity indirectly through its parent company as of October 31, 2020. This equity interest was transferred to three Irrevocable Trusts for the benefit of Mr. Zhang's children effective November 1, 2020.
(b)The Company, through its subsidiary MF, owns an equity interest in this entity.
(c)Mr. Zhang previously owned an equity interest in this entity indirectly through its parent company as of October 31, 2020. This equity interest was transferred to three Irrevocable Trusts for the benefit of Mr. Zhang's children effective November 1, 2020.
(d)Tina Ni, one of Mr. Ni’s family members, owns an equity interest in this entity indirectly through its parent company.
(e)Mr. Ni owns an equity interest in this entity.
(f)Mr. Ni owns an equity interest in this entity indirectly through its parent company.

Lease Agreements

The Company leases various facilities to related parties.

The Company leased a facility to NC Noodle under an operating lease agreement expiring in 2024. The lease agreement was terminated in connection with the sale of the facility on November 3, 2021. The building and related land was sold to NC Noodle for $0.8 million, resulting in a gain of $0.5 million. Rental income for the year ended December 31, 2021 was $42,000 and was included in other income in the consolidated statements of operations and comprehensive income (loss).

The Company leased a facility to iUnited Services, LLC ("iUnited"), which has been determined to be a related party due to the equity ownership interest in iUnited of Mr. Jian Ming Ni, the Company's former Chief Financial Officer. The lease agreement was terminated in connection with the sale of the facility on November 3, 2021. The building and related land was sold to iUnited for $1.5 million, resulting in a gain of $0.8 million. Rental income for the year ended December 31, 2021 was $50,000 and was included in other income in the consolidated statements of operations and comprehensive income (loss).

The Company leased a warehouse to Enson Seafood GA Inc. (formerly GA-GW Seafood, Inc.) under an operating lease agreement expiring on September 21, 2027. Rental income for the years ended December 31, 2022 and 2021 was $0.2 million, and $0.5 million, respectively, and was included in other income in the consolidated statements of operations and comprehensive income (loss). On May 18, 2022, the Company sold the warehouse to Enson Seafood GA Inc., a related party, for approximately $7.2 million, recognized a gain of $1.5 million and used a portion of the proceeds to pay the outstanding balance of the Company's $4.5 million loan with First Horizon Bank.

In 2020, the Company renewed a warehouse lease from Yoan Chang Trading Inc. under an operating lease agreement expired on December 31, 2020. In February 2021, the Company executed a new five-year operating lease agreement with Yoan Chang Trading Inc., effective January 1, 2021 and expiring on December 31, 2025. Rent incurred was $0.3 million for both years ended December 31, 2022 and 2021 and was included in Distribution, selling and administrative expenses in the consolidated statements of operations and comprehensive income (loss).

Related Party Balances

Accounts Receivable - Related Parties, Net

Below is a summary of accounts receivable with related parties recorded as of December 31, 2022 and 2021, respectively:

	(In thousands)	December 31, 2022	December 31, 2021
(a)	ABC Food Trading, LLC	$—	$76
(b)	Asahi Food, Inc.	81	72
(c)	Eagle Food Service, LLC	69	16
(d)	Enson Seafood GA, Inc. (formerly as GA-GW Seafood, Inc.)	59	24
(e)	Fortune One Foods, Inc.	4	24
(d)	Heng Feng Food Services, Inc.	—	18
(f)	North Carolina Good Taste Noodle, Inc.	—	15
	Others	—	4
	Total	$213	$249
_______________
(a)Mr. Zhang previously owned an equity interest in this entity indirectly through its parent company as of October 31, 2020. This equity interest was transferred to three Irrevocable Trusts for the benefit of Mr. Zhang's children effective November 1, 2020.
(b)The Company, through its subsidiary MF, owns an equity interest in this entity.
(c)Tina Ni, one of Mr. Ni’s family members, owns an equity interest in this entity indirectly through its parent company.
(d)Mr. Ni owns an equity interest in this entity.
(e)Mr. Ni owns an equity interest in this entity indirectly through its parent company.
(f)Mr. Jian Ming Ni, former Chief Financial Officer owns an equity interest in this entity.

The Company has reserved for 80% of the accounts receivable for Enson Seafood GA, Inc, all other accounts receivable from these related parties are current and considered fully collectible. No other allowance is deemed necessary as of December 31, 2022 and 2021.

Accounts Payable - Related Parties

All the accounts payable to related parties are payable upon demand without interest. Below is a summary of accounts payable with related parties recorded as of December 31, 2022 and 2021, respectively:

	(In thousands)	December 31, 2022	December 31, 2021
(a)	Best Food Services, LLC	$729	$699
(b)	Eastern Fresh NJ, LLC	—	581
(c)	Fujian RongFeng Plastic Co., Ltd	—	20
(d)	North Carolina Good Taste Noodle, Inc.	731	595
	Others	69	46
	Total	$1,529	$1,941
_______________
(a)Mr. Zhang previously owned an equity interest in this entity indirectly through its parent company as of October 31, 2020. This equity interest was transferred to three Irrevocable Trusts for the benefits of Mr. Zhang's children effective November 1, 2020.
(b)Mr. Ni owns an equity interest in this entity.
(c)Mr. Ni owns an equity interest in this entity indirectly through its parent company.
(d)Mr. Jian Ming Ni, former Chief Financial Officer owns an equity interest in this entity.

Promissory Note Payable - Related Party

The Company issued a $7.0 million Unsecured Subordinated Promissory Note ("Promissory Note") to B&R Group Realty Holding, LLC (“BRGR”). The note bears an interest rate of 6% per annum that matures in January 2030. The Promissory Note issued to BRGR in January 2020 was part of the payment to acquire 100% equity membership interest in nine subsidiaries of BRGR. The Promissory Note has no requirement to make principal repayments until maturity and there is no prepayment penalty should the Company elect to prepay the principal, in part or in full, prior to maturity, subject to meeting certain repayment provisions as defined in the JPM Credit Agreement. During the year ended December 31, 2022, the Company paid the remaining $4.5 million principal balance of this related party promissory note payable. As of December 31, 2022 and 2021, the outstanding balance was nil and $4.5 million, respectively, and there was no accrued interest payable. Principal and interest payments were $4.6 million and $2.9 million for the years ended December 31, 2022 and 2021, respectively.

Employment Matters

Joanne Ni, the wife of our former CEO and current significant stockholder Mr. Zhou Min Ni, has been employed by the Company since 2019, currently in the role of General Manager of the Company’s Greensboro, North Carolina distribution center. In 2021 and 2022, Mrs. Ni earned total cash and non-cash compensation of $847,420 and $1,072,278, respectively. Additionally, Jamie Lam, Mr. Zhou Min Ni’s sister-in-law, has been employed by the Company since 2019, currently in the role of General Manager of the Company’s Ocala, Florida distribution center. In 2021 and 2022, Ms. Lam earned total cash and non-cash compensation of $580,617 and $706,436, respectively. Billy Zhang, the brother of our CEO Mr. Peter Zhang, is the manager of Min Food, Inc., a subsidiary of the Company, and has held this role since December 15, 2015. In 2021 and 2022, Mr. Billy Zhang earned total cash and non-cash compensation of $148,240 and $201,806, respectively.
Procedures with Respect to Review and Approval of Related Party Transactions
During 2021 and 2022, the Special Transactions Committee of our Board of Directors was responsible for assisting our Board of Directors in the oversight, monitoring, and advance written approval of transactions between the Company (including any of its subsidiaries) and related parties (as defined in Item 404 of Regulation S-K) or any entities in which a related party has a direct or indirect material interest. Under the Special Transactions Committee Charter, and consistent with NASDAQ rules, the Special Transactions Committee has adopted written transaction policies and procedures relating to approval or ratification of transactions with related parties. Our management, internal auditors, and legal counsel are obligated to report at the earliest practicable time the proposal or negotiation of, and all material information related to, every such transaction directly to the Special Transactions Committee for its review. In accordance with these policies and procedures, the Special Transactions Committee determines whether a related person has a material interest in a transaction. Following such determination, the Special Transaction Committee has the sole discretion to approve the execution and delivery by the Company, or any subsidiary of the Company, of any agreement or instrument which comprises, memorializes or is ancillary to any such related party transaction.

EXECUTIVE COMPENSATION
The following table sets forth a summary of the compensation paid to or accrued by our Chief Executive Officer and the most highly compensated executive officers other than our Chief Executive Officer for the fiscal years ended December 31, 2022, 2021 and 2020:
Summary Compensation Table

Name	Year	Salary ($)	Bonus ($)	Stock Awards (8) ($)	All Other Compensation ($)	Total ($)
Xiao Mou Zhang (1)	2022	600,000	596,400	900,000	—	2,096,400
Chief Executive Officer	2021	600,000	680,000	1,258,047	—	2,538,047
	2020	403,077	200,000	—	—	603,077

Kong Hian Lee (2)	2022	182,248	—	—	204,494 (9)	386,742
Executive Vice President, Chief Financial Officer	2021	270,817	65,537	349,440	111,600 (10)	797,394
	2020	198,510	103,125	—	—	301,635

Xi Lin (3)	2022	285,577	447,300	610,000	92,504 (11)	1,435,381
Chief Operating Officer

Carlos Rodriguez (4)	2022	153,846	250,000	400,000	—	803,846
Chief Financial Officer

Christine Chang (5)	2022	234,903	223,650	262,500	—	721,053
General Counsel and Chief Compliance Officer	2021	41,346	60,000	216,557	40,000 (12)	357,903

Zhou Min Ni (6)	2021	116,212	—	—	100,000 (13)	216,212
Co-Chief Executive Officer	2020	403,590	—	—	1,004,540 (13)	1,408,130

Caixuan Xu (7)	2021	92,491	—	—	63,929 (14)	156,420
Vice President, Finance & Accounting	2020	221,129	—	—	—	221,129
(1)Mr. Zhang was appointed Co-CEO on November 4, 2019 following the merger with B&R Global and became sole CEO on February 23, 2021 following the voluntary resignation of former Co-CEO, Mr. Ni.
(2)Mr. Lee joined the Company in November 2019 and left his role as CFO on May 6, 2022 and left his employment with the Company on July 31, 2022. Refer to "Employment Agreement with Mr. Lee and Mr. Lee’s Departure” below for additional information regarding Mr. Lee's departure.
(3)Mr. Lin was a member of the Board of Directors prior to commencing service as the Company’s Chief Operating Officer on April 15, 2022. He was appointed Interim Chief Financial Officer effective May 9, 2022 following Mr. Lee’s departure. Upon Mr. Rodriguez’s hiring and appointment as Chief Financial Officer, effective August 1, 2022, Mr. Lin relinquished his duties as Interim Chief Financial Officer and remained Chief Operating Officer.
(4)Mr. Rodriguez was appointed the Company’s Chief Financial Officer August 1, 2022.
(5)Ms. Chang joined the Company in September 2021.
(6)Mr. Ni voluntarily resigned from his position as co-CEO of the Company on February 23, 2021.
(7)Ms. Xu joined the Company in February 2019 and left in March 2021.
(8)Amounts reflect the full grant-date fair value of restricted stock units (“RSUs”) and performance restricted stock units (“PSUs”) granted during the years ended December 31, 2021 and 2022 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. The value of the PSUs set forth above is based on the probable outcome of the performance conditions on the grant date. We provide information regarding the assumptions used to calculate the value of all PSUs and RSUs granted to our executive officers in Note 15 to the consolidated financial statements included in in our Annual Report on Form 10-K for the year ended December 31, 2022.
(9)Consists of $114,583 in severance paid out in 2022 in accordance with the terms of the Separation Agreement, a company car valued at $80,000 and employer matching contributions under the Company’s defined contribution plan of $9,911.
(10)Consists of relocation allowance of $100,000 and employer matching contributions under the Company’s defined contribution plan.
(11)Consists of amounts paid to reimburse relocation expenses.
(12)Consists of signing bonus per Ms. Chang’s offer letter.
(13)Consists of certain payments to related party entities, Revolution Industry, LLC, Revolution Automotive, LLC and UGO USA, Inc., for services deemed to have not been received commensurate to the amounts paid.
(14)Consists of severance payments totaling $61,575 and payments of employer matching contributions under the Company’s defined contribution plan of $2,534.

Grants of Plan-Based Awards

Name	Grant Date	Estimated future payouts under equity incentive plan awards		All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock awards (5) ($)
		Threshold/Target (#)	Maximum (#)
Xiao Mou Zhang	07/08/2021	87,042	87,042 (1)	87,042 (2)	1,258,047
	09/01/2022	—	—	88,063 (4)	450,000
	11/15/2022	93,946	93,946 (3)	—	450,000

Kong Hian Lee (6)	07/08/2021	24,177	24,177 (1)	24,177 (2)	349,440

Christine Chang	09/08/2021	20,937	20,937 (1)	20,937 (2)	216,557
	09/01/2022	—	—	25,685 (4)	131,250
	11/15/2022	27,401	27,401 (3)	—	131,250

Xi Lin	09/01/2022	—	—	63,600 (4)	325,000
	09/01/2022	—	—	11,742 (7)	60,000
	11/15/2022	46,973	46,973 (3)	—	225,000

Carlos Rodriguez	09/01/2022	—	—	39,139 (4)	200,000
	11/15/2022	41,754	41,754 (3)	—	200,000
(1)Represents PSUs granted under the 2018 Omnibus Equity Incentive Plan (the “2018 Plan”). The PSUs vest over three equal annual installments beginning April 1, 2022 and may be earned over a three year performance period based on the applicable named executive officer’s continuation in service through the end of the performance period and the attainment of pre-determined goals.
(2)Represents RSUs granted under the 2018 Plan. The RSUs vest over three equal annual installments and are subject to forfeiture in the event of the executive’s termination of service to the Company under specified circumstances.
(3)Represents PSUs granted under the 2018 Plan. The PSUs vest over three equal annual installments beginning from April 15, 2023 and may be earned over a three year performance period based on the applicable named executive officer’s continuation in service through the end of the performance period and the attainment of pre-determined goals. The performance goals are described in the “Compensation Metrics” section below.
(4)Represents RSUs granted under the 2018 Plan. The RSUs vest over three equal annual installments beginning from April 15, 2023 and are subject to forfeiture in the event of the executive’s termination of service to the Company under specified circumstances.
(5)Amounts for the year ended December 31, 2021 reflect the full grant-date fair value of RSUs and PSUs granted during the year ended December 31, 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. The value of the PSUs set forth above is based on the probable outcome of the performance conditions on the grant date. We provide information regarding the assumptions used to calculate the value of all PSUs and RSUs granted to our executive officers in Note 16 to the consolidated financial statements included in in our Annual Report on Form 10-K for the year ended December 31, 2021. Amounts for the year ended December 31, 2022 reflect the full grant-date fair value of RSUs and PSUs granted during the year ended December 31, 2022, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. The value of the PSUs set forth above is based on the probable outcome of the performance conditions on the grant date. We provide information regarding the assumptions used to calculate the value of all PSUs and RSUs granted to our executive officers in Note 15 to the consolidated financial statements included in in our Annual Report on Form 10-K for the year ended December 31, 2022.
(6)The treatment of Mr. Lee's RSUs and PSUs subsequent to his termination of employment are described in the Employment Agreement with Mr. Lee and Mr. Lee’s Departure section below.
(7)Represents RSUs granted under the 2018 Plan. The RSUs vest on April 15, 2023.

Compensation Metrics

We do not use a prescribed formula to establish pay levels. Rather, the Board of Directors and Compensation Committee considers changes in the business, external market factors and our financial position each year when determining pay levels for the named executive officers.

The Compensation Committee generally seeks to set a named executive officer’s targeted total cash compensation opportunity within a range that is the average of the applicable peer company and/or general industry compensation survey data, adjusted as appropriate for individual performance and internal pay equity and labor market conditions.

Each executive’s base salary is supplemented by various benefit plans that provide health, life, accident, disability and severance benefits, most of which are the same as the benefits provided to all of our employees.

The Company approves a management incentive program annually pursuant to which named executive officers are entitled to receive cash bonuses based on achievement of certain company performance metrics. For 2022, the performance metrics were a net revenue target of $1.17 billion (weighted 10%), a gross profit of $209 million (weighted 30%), and an adjusted EBITDA target of $62.5 million (weighted 60%). The financial results reflected a 97% payout, and the Compensation Committee exercised its discretion and approved a 99.4% payout for 2022 based on the overall performance of the Company’s named executive officers.

The Company also granted PSUs in 2022 which may be earned over a three-year performance period based on the applicable named executive officer’s continuation in service through the end of the performance period and the attainment of pre-determined goals. The performance metrics for each of the three year performance periods is as follows: (i) for fiscal year 2022, in order to vest, the Company must achieve a revenue of $1.17 billion (including inorganic and organic revenue) and must achieve an AEBITDA of 4.5% of revenue, and fiscal year 2022 vesting is capped at 4.5%; (ii) for fiscal year 2023, in order to vest, the Company must achieve a revenue of $1.23 billion (only 5% of which may be organic) and must have an AEBITDA of 4.5% of revenue; and (iii) for fiscal year 2024, in order to vest, the Company must achieve a revenue of $1.29 billion (only 5% of which may be organic) and must have an AEBITDA of 4.5% of revenue.

During the 2022 fiscal year, the Company had three CFOs. Mr. Lee departed from his role as CFO on May 6, 2022 and left his employment with the Company on July 31, 2022. Mr. Lin was appointed Interim CFO effective May 9, 2022 following Mr. Lee’s departure, and stepped down from his interim role upon Mr. Rodriguez’s appointment as CFO on August 1, 2022.

Employment Agreements

Employment & Separation Agreements with Zhou Min Ni

On August 22, 2018, we entered into an employment agreement with Zhou Min Ni to serve as our Chief Executive Officer until August 31, 2023, subject to automatic annual renewals, which would automatically terminate on a change of control (as defined in the employment agreement). Mr. Ni resigned from the Company on February 23, 2021. Mr Ni's initial base salary was $400,000, and he was eligible to receive a discretionary annual bonus. Mr. Ni’s employment agreement provided that in the event that his employment was terminated without “cause” or he resigned for “good cause”, as such terms are defined in the employment agreement, he was entitled to receive a lump sum cash payment equal to two times the sum of his then current base salary; (ii) an annual bonus payable for the fiscal year prior to termination date and (iii) continued benefits for up to 12 months. If such a termination occurred within 90 days following a Change in Control (as defined in the employment agreement), Mr. Ni was to receive: (i) a lump sum cash payment equal to two times the sum of his then current base salary plus his annual bonus payable for the fiscal year prior to the termination and (ii) continued benefits for up to 12 months. The agreement contained confidentiality obligations that apply during and after the term of employment and non-competition obligations that applied during the term of employment. Upon Mr. Ni’s voluntary resignation, a Separation Agreement between Mr. Ni and the Company, dated as of February 23, 2021, superseded the 2018 employment agreement and released all rights and claims under the 2018 Employment Agreement. Under the terms of the Separation Agreement, Mr. Ni received his wages from February 23, 2021 through March 31, 2021.

Employment Agreement with Ms. Chang
On August 2, 2021, the Company appointed Ms. Christine Chang to become the General Counsel and Chief Compliance Officer of the Company, effective as of September 8, 2021.
Ms. Chang’s compensation included a signing bonus of $40,000, initial base salary of $250,000 per year, a target bonus of 75% of base salary (2021 bonus pro-rated and guaranteed), and participation in the Company’s equity compensation plan, with a 2021 award of 50% of base salary in RSUs and 50% of base salary in PSUs.
Ms. Chang is eligible for severance benefits under the Severance Plan, as described in the Adoption and Amendment of Executive Severance Plan section below.

Employment Agreement with Mr. Lee and Mr. Lee’s Departure
On December 6, 2019, the Company entered into an employment letter with Mr. Lee to become the Vice President of Corporate Finance, Investor Relations and Corporate Strategy of the Company beginning on November 14, 2019. This was amended on December 6, 2019, to reflect that Mr. Lee had become the Executive Vice President of the Company and served as its Chief Financial Officer. The agreement provided for employment at-will, initial annual base compensation of $180,000 and an annual bonus of up to 60% of base salary (but no lower than $70,000). Mr. Lee also received a $20,000 relocation bonus, which was subject to repayment if his employment voluntarily terminated within 18 months of the agreement. Mr. Lee entered into a restrictive covenant agreement in connection with his employment letter, which contained confidentiality and work product assignment provisions, as well as non-solicitation of customers and employees provisions that applied during the term and for one year following his termination of employment.
On May 6, 2022 (the “Transition Date”), Mr. Lee departed from his position as the Company's Chief Financial Officer. Following the Transition Date through July 31, 2022 (the “Separation Date”), Mr. Lee remained employed as a non-executive employee of the Company in an advisory capacity, and assisted the Company with respect to all transition matters.
In connection with Mr. Lee’s departure, the Company entered into a Transition and Separation Agreement (the “Separation Agreement”) with Mr. Lee on May 18, 2022. Under the Severance Plan and Separation Agreement and upon executing a general non-release of claims, Mr. Lee received the following separation benefits:
i.the Company paid to Mr. Lee his base salary between the Transition Date and July 31, 2022 (the “Separation Date”) which was equal to $51,826, and a lump sum payment of $8,620.40, equal to 80% of the $10,828 amount of Mr. Lee’s outstanding 2021 bonus payment;
ii.after the Separation Date, the Company agreed to pay severance equal to $195,000, which is Mr. Lee’s base salary less $80,000 (the cost of the company car which Mr. Lee purchased) as detailed in the Separation Agreement, paid over 12 monthly installments following the Separation Date;
iii.the outstanding RSUs granted to Mr. Lee and scheduled to vest on July 8, 2022 continued to vest as scheduled pursuant to the applicable award agreement, and the shares of common stock of the Company underlying such RSUs were delivered to Mr. Lee in February 2023 following the Company filing its Form 10-K for fiscal year 2021 (the “Form 10-K”) and its Form 10-Q for the three months ended March 31, 2022.
iv.Mr. Lee was paid $42,165.60 in February 2023 which was within 10 business days of the filing date of the Form 10-K for the fiscal year 2021.
Employment Agreement with Ms. Xu
On January 30, 2019, the Company entered into an employment letter with Ms. Xu to become the Co-Chief Financial Officer of the Company beginning on February 1, 2019, for a term of employment of one year, subject to earlier termination. Ms. Xu’s initial annualized base salary was $200,000, and she was eligible to earn an annual bonus which was targeted at $30,000 per year, subject to the achievement of performance criteria. If Ms. Xu’s employment terminated without cause or for good reason (each as defined in the employment agreement), she was entitled to receive the pro-rata portion of her annual bonus that would be payable with respect to the bonus year in which the termination occurs and base salary continuation payments for eight months. If Ms. Xu’s employment terminated due to the lapsing of the one-year term, she was entitled to receive the pro-rata portion of her annual bonus that would be payable with respect to the bonus year in which the termination occurs and a lump-sum payment of $55,000. Ms. Xu’s employment terminated in March 2021, and she entered into a Separation Agreement and Release of Claims effective January 23, 2021. She was paid $55,000 due to the lapsing of the one-year term, and $6,575 with respect to her pro-rata portion of her annual bonus for 2021.

Employment Agreement with Mr. Lin
On April 15, 2022, the Company agreed to hire Xi Lin as Chief Operating Officer. Mr. Lin also served as the Company’s Interim Chief Financial Officer effective May 9, 2022 and ending on August 1, 2022. Mr. Lin was previously a member of the Company's Board of Directors, in which capacity he had served since November 4, 2019. Mr. Lin entered into an agreement with the Company providing for an at-will employment relationship. The agreement provides that Mr. Lin received an annual base salary of $450,000 as well as a grant of restricted stock units equal to $100,000 as soon as practicable after Mr. Lin’s start date. The agreement also provides Mr. Lin with the opportunity to receive an annual target bonus equal to 100% of his base salary and equity grants in the form of restricted stock units equal to the value of 50% of his base salary and performance stock units equal to the value of 50% of his base salary. Mr. Lin also received certain relocation benefits.
Mr. Lin is eligible for severance benefits under the Severance Plan, as described in the Adoption and Amendment of Executive Severance Plan section below.
The agreement also provided that Mr. Lin would transition to a non-independent Board member on May 1, 2022, and resign from his position on the Board when a new independent Board member was appointed, which occurred on June 30, 2022.
Employment Offer Letter with Mr. Rodriguez
Effective August 1, 2022, the Company appointed Carlos A. Rodriguez as Chief Financial Officer. Mr. Rodriguez executed an offer letter with the Company (the “Offer Letter”) providing for an at-will employment relationship. The Offer Letter provides that Mr. Rodriguez will receive an annual base salary of $400,000. The Offer Letter also provides Mr. Rodriguez with the opportunity to receive an annual target bonus equal to 100% of his base salary and equity grants in the form of restricted stock units equal to the value of 50% of his base salary and performance stock units equal to the value of 50% of his base salary. For fiscal year 2022, Mr. Rodriguez received a prorated guaranteed bonus in the amount of $250,000.
Mr. Rodriguez is eligible for severance benefits under the Severance Plan, as described in the Adoption and Amendment of Executive Severance Plan section below.
Defined Contribution Retirement Plan
The Company maintains a defined contribution retirement plan, the HF Foods Group, Inc. Employees 401(k) Savings Plan, which is described in more detail in Note 17 - Employee Benefit Plan to the Company’s audited consolidated financial statements disclosed in this Annual Report on Form 10-K. The Company matches 100% of the first 3% of the participant’s deferred compensation plus 50% of the amount contributed between 3% and 5% of the participant’s deferred compensation.

Adoption and Amendment of Executive Severance Plan

On August 2, 2021, our Board of Directors adopted and approved the HF Foods Group Inc. Severance Plan effective August 2, 2021 and amended and restated effective December 30, 2022 (the “Severance Plan”).

The Severance Plan provides for the payment of severance and other benefits to eligible employees in the event of an involuntary termination of employment with the Company other than for Cause (as defined in the Severance Plan) or other disqualifying circumstances, or upon resignation for Good Reason, as defined in the Severance Plan. The Severance Plan is comprised of a plan with general terms and “severance plan policy” attachments, which detail the specific terms of severance for (i) the Chief Executive Officer, (ii) “Key Executives” other than the Chief Executive Officer (which the Severance Plan defines as the Chief Financial Officer, Chief Operating Officer, General Counsel, Chief Compliance Officer, each individual classified as Executive Vice President by the Company and each other executive officer of the Company designated a Key Executive by a committee comprised of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer), and (iii) employees classified as Senior Vice Presidents or Vice Presidents.

In the event of a qualifying termination and subject to the employee’s execution of a general release of liability against the Company and other requirements as specified in the Severance Plan, the eligible executive officers receive the following benefits:

• payment of base salary multiplied by two in the case of the Chief Executive Officer, base salary multiplied by one in the case of Key Executives other than the Chief Executive Officer, or base salary multiplied by one-half in the case of each eligible vice president; and

• payment of COBRA premiums, for up to 12 months in the case of the Chief Executive Officer and Key Executives other than the Chief Executive Officer, or for up to 6 months in the case of each eligible Vice President.

In addition, in the event of a qualifying termination during the 6-month period before or the 12-month period following a Change in Control, as defined in the Severance Plan, and subject to the applicable participant’s execution of a general release of liability against the Company and other requirements as specified in the Severance Plan, the eligible executive officers receive the following benefits:

• payment of base salary multiplied by three in the case of the Chief Executive Officer and in the case of Key Executives other than the Chief Executive Officer, or base salary multiplied by one in the case of each eligible Vice President; and

• payment of COBRA premiums, for up to 12 months in the case of the Chief Executive Officer and key Executive Officers other than the Chief Executive Officer, or for up to 6 months in the case of each eligible Vice President.

The Severance Plan provides that if any eligible employee would receive payments that would be treated as “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “ Internal Revenue Code”), the eligible employee will receive the “greater of” the full amount (subject to the excise tax) or the amount which would result in no portion of the payment being subject to the excise tax under Section 4999 of the Internal Revenue Code.

The Severance Plan also prohibits (i) the amendment of the Severance Plan that causes an individual or group of individuals to cease to be eligible, unless communicated to the affected individual(s) in writing at least six months prior to the effective date, and (ii) the amendment or termination of the Severance Plan within 12 months following a change in control, to the extent such amendment would reduce the benefits under the Severance Plan, impair an employee’s eligibility, or impose additional requirements on an employee’s right to receive benefits, unless the individual consents in writing.

Other Change in Control Provisions

Our 2018 Plan provides for the acceleration of the vesting of unvested equity awards upon a “Change in Control” of the Company. A Change in Control under the 2018 Plan and the Severance Plan includes (i) a sale or transfer of substantially all of the Company’s assets; (ii) the dissolution or liquidation of the Company; (iii) a merger or consolidation to which the Company is a party and after which the prior shareholders of the Company hold less than 50% of the combined voting power of the surviving corporation’s outstanding securities; or (iv) the incumbent directors cease to constitute at least a majority of the Board of Directors (the full definition of “Change in Control” is included in the 2018 Plan and the Severance Plans). In the event of a “Change in Control,” our 2018 Plan provides for the immediate vesting of all equity awards issued thereunder.

Outstanding Equity Awards at December 31, 2022
The following table provides information regarding outstanding stock awards to our named executive officers that remained subject to vesting at December 31, 2022.

	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested (6)(7) ($)
Xiao Mou Zhang	58,028(1)	$235,594
	72,535(2)	$294,492
	88,063(3)	$357,536
	93,946(4)	$381,421
Christine Chang	13,958(1)	$56,669
	17,447(2)	$70,835
	25,685(3)	$104,281
	27,401(4)	$111,248
Xi Lin	63,600(3)	$258,216
	46,973(4)	$190,710
	11,742(5)	$47,673
Carlos Rodriguez	39,139(3)	$158,904
	41,754(4)	$169,521
(1) Shares of RSUs granted in 2021 to the named executive officers vest over three equal installments and are subject to forfeiture in the event of the executive’s termination of service to the Company under specified circumstances.
(2) Shares of PSUs granted to the named executive officers vest over three equal annual installments beginning from April 1, 2022 and are subject to forfeiture in the event of the executive’s termination of service to the Company under specified circumstances. The number of shares shown is the target amount, and the actual number of shares that may vest ranges from 0% to 100% of the target amount, depending on the achievement of specified performance goals.
(3) Shares of RSUs granted to the named executive officers vest over three equal annual installments beginning from April 15, 2023 and are subject to forfeiture in the event of the executive’s termination of service to the Company under specified circumstances.
(4) Shares of PSUs granted to the named executive officers vest over three equal installments beginning from April 15, 2023 and are subject to forfeiture in the event of the executive’s termination of service to the Company under specified circumstances. The number of shares shown is the target amount, and the actual number of shares that may vest ranges from 0% to 100% of the target amount, depending on the achievement of specified performance goals.
(5) Shares of RSUs granted to Mr. Lin vest on April 15, 2023.
(6) Dollar amount is determined by multiplying the number of unvested shares of RSUs by the closing price per share of the Company’s common stock on December 30, 2022 ($4.06), as reported on the NASDAQ Capital Market.
(7) Dollar amount is determined by multiplying the number of unvested shares of PSUs by the closing price per share of the Company’s common stock on December 30, 2022 ($4.06), as reported on the NASDAQ Capital Market.

DIRECTOR COMPENSATION
The following table sets forth compensation for each director for the years ended December 31, 2022 and 2021:

Name	Year	Fees Earned(5) ($)	Stock Awards(6) ($)	All Other Compensation ($)	Total ($)
Xiao Mou Zhang(1)	2022	—	—	—	—
	2021	—	—	—	—
Russell T. Libby	2022	185,833	100,000	—	285,833
	2021	145,000	75,000	—	220,000
Dr. Hong Wang	2022	100,000	60,000	—	160,000
	2021	75,000	50,000	—	125,000
Xi Lin(2)	2022	80,000	60,000	—	140,000
	2021	115,000	50,000	—	165,000
Valerie Chase(3)	2022	87,500	60,000	—	147,500
	2021	4,167	—	—	4,167
Jose Maroto(4)	2022	20,000	60,000	—	80,000
(1)Mr. Zhang did not receive any additional compensation for his service as a director.

(2)Mr. Lin resigned as a director effective June 30, 2022.
(3)Ms. Chase was appointed as a director on December 15, 2021.
(4)Mr. Maroto was appointed as a director effective July 1, 2022. Mr. Maroto resigned as a director effective November 1, 2022, and his unvested stock awards were forfeited on that date.
(5)Includes fees earned for serving on the Special Investigation Committee of $50,000 for Messrs. Libby and Lin and $15,000 for Dr. Wang in 2021.
(6)Amounts reflect the full grant-date fair value of RSUs granted during the year ended December 31, 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the director.

Narrative Disclosure to Director Compensation Table

For the year ended December 31, 2021, we paid our Chairman of the Board $18,750 and independent directors $12,500 per quarter for the year ended December 31, 2021. We also paid the Chairs of the Audit, Compensation, Nominating and Governance and Special Transaction Committees $3,750, $2,500, $2,500 and $2,500, respectively, per quarter for the year ended December 31, 2021. For the year ending December 31, 2022, we paid our Chairman of the Board $25,000 per quarter and independent directors $15,000 per quarter, as well as an annual equity award in the form of RSUs, which vest on the one year anniversary of the grant, with grant date fair values of $100,000 for our Chairman of the Board and $60,000 for our independent directors. We also paid the Chairs of the Audit, Compensation, Nominating and Governance, Special Transaction and Special Investigation Committees $3,750 per quarter for the year ended December 31, 2022. Special Investigation Committee members also received $2,500 per quarter. We reimburse directors for any out-of-pocket expenses incurred in connection with attending board or committee meetings.

On February 18, 2022, the Compensation Committee of the Board of Directors approved a $25,000 increase in the annual base retainer for the Chairman of the Board. In addition, the Compensation Committee approved the following changes: (a) the annual base retainer to be paid to other non-employee directors was increased to $60,000 from $50,000; (b) the annual retainer for each non-employee Board committee chair was increased to $15,000 from $10,000; and (c) payment of an additional annual retainer of $10,000 for each non-employee Board member serving on the Special Investigation Committee. Special Investigation Committee members were awarded bonuses in the amounts of $50,000 to Russell Libby, $50,000 to Xi Lin, and $15,000 to Hong Wang.

PAY VERSUS PERFORMANCE

Year(1)	Summary Compensation Table Total for Xiao Mou Zhang ($)	Summary Compensation Table Total for Zhou Min Ni ($)	Compensation Actually Paid to Xiao Mou Zhang(2) ($)	Compensation Actually Paid to Zhou Min Ni(2) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(2) ($)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)	Net Income Attributable to HF Foods Group Inc. ($)(3)
2022	2,096,400	—	1,205,945	—	836,756	521,323	53.99	460
2021	2,538,047	216,212	2,752,751	216,212	437,239	535,905	112.50	22,145
(1)For 2022, the Principal Executive Officer (“PEO”) is Xiao Mou Zhang. For 2021, both Xiao Mou Zhang and Zhou Min Ni are PEOs. For 2022, the named executive officers are Kong Hian Lee, Xi Lin, Carlos Rodriguez and Christine Chang. For 2021, the named executive officers are Kong Hian Lee, Christine Chang and Caixuan Xu.
(2)The following table details the applicable adjustments that were made to determine compensation actually paid (“CAP”).

	2022		2021
	PEO ($)	Average Non-PEO NEOs ($)	PEO Xiao Mou Zhang ($)	PEO Zhou Min Ni ($)	Average Non-PEO NEOs ($)
Summary Compensation Table (SCT) Total	2,096,400	836,756	2,538,047	216,212	437,239
Less Stock Award Value Reported in SCT for the Covered Year	900,000	424,167	1,258,047	—	282,999
Plus Year End Fair Value of Equity Awards Granted During the Covered Year that Remain Outstanding and Unvested as of Last Day of the Covered Year	738,957	338,162	1,472,751	—	381,665
Plus Year over Year Change in Fair Value as of the Last Day of the Covered Year of Outstanding and Unvested Equity Awards Granted in Prior Years	(510,647)	(172,381)	—	—	—
Plus Year over Year Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested During the Covered Year	(96,036)	(25,237)	—	—	—
Less Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year	122,729	31,810	—		—
Compensation Actually Paid (CAP) Total	1,205,945	521,323	2,752,751	216,212	535,905
(3)Values shown are in thousands.
Relationship Between Pay and Performance
The following graph presents the relationship between the PEO(s) and average non-PEO named executive officers’ CAP and the Company’s cumulative indexed total shareholder return (“TSR”):

The following graph presents the relationship between the PEO(s) and average non-PEO named executive officers’ CAP and the Company’s net income attributable to HF Foods Group Inc. for the periods presented:
EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2022.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	$ —	1,856,503
Equity compensation plans not approved by security holders	—	$ —	—
Total	—	$ —	1,856,503

On August 10, 2018, our stockholders adopted the 2018 Plan. The 2018 Plan reserves 3,000,000 shares of common stock for issuance of awards to employees, non-employee directors, and consultants and is administered by the Compensation Committee of the Board. The 2018 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, other stock awards, and performance awards that may be settled in stock, or other property. The term of stock options granted may not exceed ten years and exercise prices may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. If an equity award granted under the 2018 Plan, or any portion thereof, expires, is forfeited or otherwise terminates without all of the shares covered by the equity award having been issued, such expiration, termination or settlement will not reduce or otherwise offset the number of shares available for issuance under the 2018 Plan. In the event of a change in control, an equity award under the 2018 Plan may be subject to additional acceleration of vesting and exercisability. Unless terminated sooner by our Board of Directors, the 2018 Plan will automatically terminate on August 9, 2028. As of December 31, 2022, there were 598,325 time-based vesting RSUs granted under the 2018 Plan that had not yet vested and 382,662 PSUs that had not yet vested granted under the 2018 Plan. In 2022, 165,510 shares of Class A Common Stock vested, leaving 1,856,503 shares available for future issuance of grants. The Compensation Committee of the Board of Directors will approve forms of RSU award agreements that will set forth the terms of RSU awards that may be granted to the Company’s executive officers and directors, as well as performance awards that may be granted to certain senior executives and managers.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.

The Audit Committee has appointed BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm to perform an integrated audit of its consolidated financial statements for the year ending December 31, 2023 and its internal control over financial reporting as of December 31, 2023. BDO served as our independent registered public accounting firm for the fiscal year ended December 31, 2022.

The Board of Directors is submitting the selection of BDO for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but our Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of BDO, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as our independent registered public accounting firm. Representatives of BDO will attend the Annual Meeting and may make a statement if they wish. They will be available to answer appropriate questions at the Annual Meeting.

The Audit Committee has the authority and responsibility to retain, evaluate and replace our independent registered public accounting firm. The stockholders’ ratification of the appointment of BDO does not limit the authority of the Audit Committee to change our independent registered public accounting firm, as it deems necessary or appropriate, at any time.

Change in Audit Firms

As previously reported in the Company’s Current Report on Form 8-K dated September 10, 2021, the Company engaged BDO as its independent registered public accounting firm on September 8, 2021. The Company’s previous independent registered public accounting firm Friedman LLP (“Friedman”) was dismissed on the same date. The decision to engage BDO and to dismiss Friedman was approved by the Audit Committee.

The reports of Friedman on the Company’s consolidated financial statements for the year ended December 31, 2020 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's consolidated financial statements for the year ended December 31, 2020, and in the subsequent interim period through September 8, 2021, Friedman had no disagreements with the Company’s management on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Friedman, would have caused Friedman to make reference to the matter in their reports on the financial statements for such years. There were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the year ended December 31, 2020, or in the subsequent period through September 8, 2021, other than as noted in the 2020 and 2021 Annual Reports on Form 10-K regarding material weaknesses identified related to ineffective internal accounting controls that may not be adequately designed or operating effectively.

The Company furnished a copy of the above disclosure to Friedman and requested that Friedman provide a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of such letter is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 10, 2021.

During the year ended December 31, 2020 and the subsequent period through September 8, 2021, neither the Company nor anyone on its behalf consulted BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event.

Audit and Related Fees

The following table presents fees for professional audit services performed by our independent registered public accounting firms for the audit of our annual financial statements and review of our quarterly financial statements for the years ended December 31, 2022 and 2021. We did not pay any fees to BDO for audit-related services or tax services in the years ended December 31, 2022 and 2021.

Fee Category	2022	2021
Audit fees	$1,820,334	$1,974,446
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$1,820,334	$1,974,446

Audit Fees consist of fees billed for professional services rendered for the audit of our financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by our auditors in connection with statutory and regulatory filings or engagements. Audit fees also include fees for services provided in connection with review of documents filed with the SEC.

Audit Committee Pre-Approval Procedures

The Audit Committee of our Board of Directors consists of Valerie Chase (Chairman), Dr. Hong Wang, Russell Libby and Prudence Kuai. During 2021, Xi Lin served as the Chair of the Audit Committee until his transition to a non-independent board member on May 1, 2022. The Audit Committee approves the engagement of our independent auditors to render audit and non-audit services before they are engaged. All of the fees for 2022 and 2021 shown above were pre-approved by the Audit Committee.

The Audit Committee pre-approves all audit and other permitted non-audit services provided by our independent auditors. Pre-approval is generally provided for up to one year, is detailed as to the particular category of services and is subject to a monetary limit. Our independent auditors and senior management periodically report to the Audit Committee the extent of services provided by the independent auditors in accordance with the pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Our Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC rules. In addition, our Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers.

Required Vote

Approval of Proposal 2 requires the affirmative vote of a majority of the shares of common stock present in person, virtually or by proxy at the Annual Meeting and entitled to vote on this proposal. As a result, abstentions will have the same effect as votes against this proposal. We do not expect any broker non-votes in connection with this proposal.

The Board of Directors unanimously recommends a vote FOR the proposal to ratify the selection of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements for the appropriateness of the accounting principles and reporting policies that we use, and for establishing and maintaining adequate internal control over financial reporting. BDO, our independent registered public accounting firm for 2021 and 2022, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2022 and 2021 (the “Form 10-K”), and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

In connection with the preparation of our audited financial statements for the years ended December 31, 2022 and 2021, the Audit Committee:

•reviewed and discussed the audited financial statements with management;

•discussed with BDO, our independent registered public accounting firm, the matters required to be discussed under applicable standards of the of the Public Company Accounting Oversight Board (“PCAOB”); and

•received the written disclosures and the letter from BDO, our independent registered public accounting firm, required by the applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence, discussed with BDO its independence, and satisfied itself as to their independence.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

THE AUDIT COMMITTEE

Valerie Chase
Dr. Hong Wang
Russell T. Libby
Prudence Kuai

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

In accordance with Section 14A of the Exchange Act and Rule 14a-21(a) promulgated thereunder, our stockholders are entitled to vote at the Annual Meeting to approve the compensation of our named executive officers, commonly known as a “Say-on-Pay”, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. However, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us, our Board of Directors, or any of our board committees.

Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions affecting our executive officers.

We design our executive compensation program to implement our core objectives of attracting and retaining superior executive talent, motivating and rewarding executives whose knowledge, skills and performance are critical to our business, ensuring executive compensation is aligned with our corporate strategies and business objectives, and aligning executives’ incentives with the creation of stockholder value.

Resolution

Our stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of our named executive officers as described in this proxy statement:

“RESOLVED that the Company’s stockholders hereby approve the compensation paid to the Company’s executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the various compensation tables and the accompanying narrative discussion included in this proxy statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Required Vote

Approval of Proposal 3 requires the affirmative vote of a majority of the shares of common stock present in person, virtually or by proxy at the Annual Meeting and entitled to vote on this proposal. As a result, abstentions will have the same effect as votes against this proposal. Broker non-votes will not be treated as entitled to vote on this proposal, and accordingly will have no effect on this proposal.

The Board of Directors unanimously recommends an advisory vote FOR the resolution to approve the executive compensation as disclosed in this proxy statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of our common stock (collectively, “reporting persons”) to file reports regarding ownership of, and transactions in, our securities with the SEC. Based solely on our review of Forms 3, 4 and 5 and amendments thereto filed electronically with the SEC by the reporting persons, or written representations from certain reporting persons, we believe that all filing requirements applicable to our officers, directors and ten percent beneficial owners were complied with during the year ended December 31, 2022, except that, in each case due to administrative error, (i) the Forms 4 filed by Christine Chang, Hong Wang, Carlos Rodriguez, Russell Libby, Peter Zhang, and Valerie Chase on September 6, 2022, (ii) the Form 4 filed by Felix Lin on September 12, 2022, and (iii) the Form 3 filed by Carlos Rodriguez on August 2, 2022 were each filed late.

STOCKHOLDER PROPOSALS
Director Nominations and Other Matters for the 2024 Annual Meeting of Stockholders
All proposals and director nominations must be sent by mail to HF Food’s Corporate Secretary at 6325 South Rainbow Boulevard, Suite 420, Las Vegas, Nevada, 89118.

Matters for Inclusion in the Proxy Materials for the 2024 Annual Meeting of Stockholders
Pursuant to and subject to the requirements of Rule 14a-8 under the Exchange Act, stockholder proposals intended for inclusion in our 2024 proxy statement and acted upon at our 2024 annual meeting of stockholders, other than nominations of directors, must be received by our Corporate Secretary at the above-listed address on or prior to December 30, 2023. All proposals must comply with Rule 14a-8.

Matters for Consideration at the 2024 Annual Meeting of Stockholders, but not for Inclusion in the Proxy Materials
Stockholder proposals submitted for consideration at our 2024 annual meeting of stockholders, but not submitted for inclusion in our 2024 proxy statement pursuant to Rule 14a-8, must be delivered to our Corporate Secretary at the above-listed address no earlier than February 2, 2024, and no later than March 3, 2024. However, if the date of our 2024 annual meeting occurs more than 30 days before or more than 60 days after June 1, 2024, notice by the stockholder of a proposal must be delivered no earlier than the close of business on the 120th day prior to the date of such annual meeting and no later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Stockholder proposals must be submitted by a stockholder of record and must include the information required by our bylaws. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a stockholder of record.

Nominations of Individuals for Election as Directors at the 2024 Annual Meeting of Stockholders
Stockholder nominations of individuals for election as directors at our 2024 annual meeting of stockholders must be delivered to our Corporate Secretary at the above-listed address no earlier than February 2, 2024, and no later than March 3, 2024. However, if the date of the 2024 annual meeting occurs more than 30 days before or more than 60 days after June 1, 2024, notice by the stockholder of a director nomination must be delivered no earlier than the close of business on the 120th day prior to the date of such annual meeting and no later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Director nomination must be submitted by a stockholder of record and must include the information required by our bylaws. In addition, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must comply with the additional requirements of Rule 14a-19(b). If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a stockholder of record.

STOCKHOLDER COMMUNICATIONS

The Board of Directors has established a process for stockholders to send communications to it. Stockholders who wish to communicate with the Board of Directors, or specific individual directors, may do so by directing correspondence addressed to such directors or director in care of Carlos Rodriguez, our Chief Financial Officer, at the principal executive offices of the Company at 6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118. Such correspondence shall prominently display the fact that it is a stockholder-board communication and whether the intended recipients are all or individual members of the Board of Directors. The Chief Financial Officer has been authorized to screen commercial solicitations and materials that pose security risks, are unrelated to the business or governance of the Company, or are otherwise inappropriate. The Chief Financial Officer shall promptly forward any and all such stockholder communications to the entire Board of Directors or the individual director as appropriate.

OTHER MATTERS

The Notice of Annual Meeting of Stockholders provides for the transaction of such other business as may properly come before the Annual Meeting. As of the date of this proxy statement, the Board of Directors has not been advised of any other matters to be presented for discussion at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the stockholders.

ANNUAL REPORT ON FORM 10-K

Our Annual Reports on Form-10-K, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2022 and 2021, are being sent to stockholders of record as of April 6, 2023 with this proxy statement. The Annual Reports on Form 10-K are not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made. Stockholders of record as of April 6, 2023, and beneficial owners of our common stock on that date, may obtain from us without charge additional copies of our Annual Reports on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request in writing. If requested, we will provide stockholders with copies of any exhibits to the Annual Reports on Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. Any requests from a beneficial owner of our common stock must set forth a good faith representation that, as of the record date for this solicitation, April 6, 2023, the person making the request was the beneficial owner of our common stock. Such written requests should be directed to us at 6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118. Attention: Chief Financial Officer.

We may elect to send a single copy of each of our Annual Reports on Form 10-K and this proxy statement to any household at which two or more shareholders reside, unless one of the shareholders at such address notifies us that he or she desires to receive individual copies. This “householding” practice reduces the Company’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the Annual Reports on Form 10-K or this proxy statement, as follows:

•Shareholders owning common stock through a bank, broker or other holder of record should contact such record holder directly; and
•Shareholders of record should contact us at (888) 905-0998, 6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118. We will promptly deliver such materials upon request.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. We make available free of charge on or through our website, https://hffoodsgroup.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

By Order of the Board of Directors

/s/ Russell T. Libby
Russell T. Libby
Chairman of the Board

PROXY CARD

HF FOODS GROUP

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 31, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HFFG2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 31, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V13709-P91718

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HF FOODS GROUP INC.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Valerie Chase	☐	☐	☐
1b. Prudence Kuai	☐	☐	☐
1c. Russell T. Libby	☐	☐	☐
1d. Hong Wang	☐	☐	☐
1e. Xiao Mou Zhang	☐	☐	☐

	For	**Against**	**Abstain**
2. Ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of our executive officers as disclosed in the proxy statement.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2 AND 3

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	**No**
Please indicate if you plan to attend this virtual meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

V13710-P91718

HF FOODS GROUP INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
JUNE 1, 2023

The shareholder(s) hereby appoint(s) Christine Chang and Carlos Rodriguez, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HF Foods Group, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/HFFG2023 at 12:00 p.m., Eastern Time on Thursday, June 1, 2023, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE